POWER OF ATTORNEY


	I, Bruce G. Willis, do hereby constitute and appoint Bruce V. Thomas, David E. Bosher and Jeffrey M. Gill, my true and lawful attorneys-in-fact, any of whom acting singly is hereby authorized, for me and in my name and on my behalf as a director, officer and/or shareholder of Cadmus Communications Corporation, to prepare, execute and file any and all forms, instruments or documents (including any necessary amendments thereof) as such attorneys or attorney deems necessary or advisable to enable me to comply with
Section 16 of the Securities Exchange Act of 1934 and any rules, regulations, policies or requirements of the Securities and Exchange Commission in respect thereof.

	I do hereby ratify and confirm all acts my said attorney shall do or cause to be done by virtue hereof.

	WITNESS the execution hereof this 7th day of July, 2000.


/s/ Bruce G. Willis
Bruce G. Willis